UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2014

BERKSHIRE HILLS BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15781	04-3510455
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

24 North Street, Pittsfield, Massachusetts	01201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (413) 443-5601

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                                                   On June 27, 2014, Lawrence A. Bossidy retired from the Boards of Directors of Berkshire Hills Bancorp, Inc. (the “Company”) and Berkshire Bank (the “Bank”), effective immediately. Mr. Bossidy’s decision was not the result of any disagreements between Mr. Bossidy and the Company.

(d)                                                                   On June 27, 2014, William J. Ryan was appointed as Chairman of the Boards of Directors of the Company and the Bank. Mr. Ryan previously served as Chairman of the Board and Chief Executive Officer of TD Banknorth Inc. from 1989 through 2007. He currently serves as Chairman of the Board of Directors of Unum Group and is a member of the Board of Directors of Wellpoint, Inc.

Mr. Ryan has been appointed to the Company’s Corporate Governance/Nominating Committee and Compensation Committee. Mr. Ryan fills the vacancy created by Mr. Bossidy’s retirement from the Board of Directors. Mr. Ryan’s term of office will expire at the 2015 Annual Meeting of Stockholders. Mr. Ryan is not a party to any transaction with the Company or the Bank that would require disclosure under Item 404(a) of Regulation S-K.

On June 30, 2014, the Company issued a news release discussing the changes to its Board of Directors. The full text of the news release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.                          Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
(d)	Exhibits.

Exhibit No.	Description

99.1	News release dated June 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Berkshire Hills Bancorp, Inc.

DATE: June 30, 2014	By:	/s/ Michael P. Daly
Michael P. Daly
President and Chief Executive Officer